Exhibit 99.1

    Journal Register Company Announces Second Quarter 2007 Results

    YARDLEY, Pa.--(BUSINESS WIRE)--July 20, 2007--Journal Register Company (NYSE:JRC) today reported adjusted net income of $6.5 million, or $0.17 per diluted share, for the quarter ended July 1, 2007, as compared to adjusted net income of $11.2 million, or $0.28 per diluted share, for the quarter ended June 25, 2006.

    The Company's GAAP 2007 second quarter net income was $5.5 million, or $0.14 per diluted share, as compared to $9.8 million, or $0.25 per diluted share, for the prior year period. Included in these second quarter GAAP results is an adverse net tax adjustment of approximately $1.0 million, or $0.03 per share, from a New York State tax law change that was enacted in April 2007, while the 2006 second quarter included a special item related to a one-time charge for a non-compete/separation arrangement of $2.5 million after tax.

    Results presented in the accompanying financial summary are for continuing operations only and exclude the performance of the Company's Massachusetts and Rhode Island properties which were sold in February 2007. The Massachusetts and Rhode Island properties are shown as discontinued operations and their results are excluded from revenues, operating expenses and operating income, but are included in 2006 and 2007 net income and earnings per share. Net income from discontinued operations totaled $1.1 million, or $0.03 per diluted share, for the 2006 second quarter.

    Acting Chief Executive Officer James W. Hall stated, "Our second quarter results, although not satisfactory, are consistent with the adverse advertising market that continues to affect the newspaper publishing industry in almost all sectors. As we work at various revenue producing initiatives and programs to improve our future results, we will continue to enhance our operating efficiency. Total operating expenses were down 4.8 percent in the second quarter from the prior year, and $11.5 million in annual cost savings has been identified.

    "All of us at Journal Register Company have a lot of work to do as we transform our business model from one that is largely focused on traditional print media to one that is also consistent with our new, online media platforms. As customer expectations continue to evolve, we expect advertising revenues to continue to shift from print to online until some level of balance is reached. We are confident our talented employees will carry us through this interesting transition period of integrating our print and online offerings over the next several quarters."

    Commenting on the Company's revenue trends, Julie A. Beck, Senior Vice President and Chief Financial Officer said, "We are obviously disappointed by the contraction of our revenues this past quarter; however, we are very pleased with the results of our Hyper-Local online operations, which continued to perform well. During the first half of this year, we made a significant investment in our online operations of $7.6 million, and we look forward to accelerating growth in this business."

    Overall Revenue

    Total revenues for the quarter ended July 1, 2007 were $120.7 million, as compared to total revenues of $131.8 million for the second quarter of 2006, a decrease of 8.5 percent.

    Advertising Revenue

    Total advertising revenues from continuing operations for the second quarter of 2007 decreased 10.6 percent to $92.7 million, as compared to $103.6 million for the second quarter of 2006. Excluding the results of the Company's Michigan cluster, total advertising revenues were down 8.8 percent for the second quarter of 2007.

    Online Revenue

    The Company continued to post increases in online revenues in the second quarter of 2007. Online revenues were $4.7 million for the quarter, reflecting an increase of 19.7 percent as compared to the second quarter of 2006. The Company's Web sites generated 96.3 million page views during the second quarter, an increase of approximately
10.2 percent as compared to the prior year quarter. In June, the Company reported 3.6 million unique visitors to its Web sites.

    Revenue Performance by Category:

    Retail

    Retail advertising revenues for the second quarter of 2007 decreased 10.8 percent as compared to the prior year quarter with particular softness in the Company's Michigan cluster. Retail advertising revenues for the same period decreased 8.9 percent excluding the Company's Michigan cluster. While there were trend improvements in the home furnishings and dining/entertainment advertising revenue categories, the financial/insurance and grocery/food/drugstore categories remained weak.

    Classified

    Total classified advertising revenues decreased 9.2 percent in the second quarter of 2007 as compared to the prior year quarter.
Excluding the Michigan cluster, total classified advertising revenues were down 6.7 percent.

    Classified other revenues, which consists of private party, legal and obituaries were down 2.5 percent. Excluding the Michigan cluster, classified other revenues decreased 0.7 percent.

    Classified employment advertising revenues were down 5.7 percent for the quarter. Excluding the Michigan cluster, classified employment advertising revenues decreased by 5.6 percent.

    "We are beginning to see some improvement in classified employment advertising revenues, particularly in our Greater Cleveland, Mid-Hudson and Capital-Saratoga clusters," Ms. Beck said.

    Classified auto advertising revenues fell 11.9 percent. Excluding the Michigan cluster, classified auto advertising revenues decreased
6.2 percent.

    Classified real estate advertising revenues decreased 17.5 percent in the quarter as compared to the second quarter of last year.
Excluding the Michigan cluster, classified real estate advertising revenues were down 13.8 percent.

    National

    National advertising revenues, which represent approximately four percent of the Company's advertising revenues, fell 19.7 percent for the quarter ended July 1, 2007, as compared to the prior year quarter.

    Circulation

    Circulation revenue trends continue to improve. Second quarter 2007 results were relatively flat as compared to the same period last year.

    Expenses

    The Company's non-newsprint operating expenses were down 4.1 percent, excluding the second quarter 2006 special charge described above. Newsprint expense declined 11.7 percent for the quarter, reflecting a decrease in unit cost of approximately 4.5 percent, and a decrease in consumption of approximately 7.5 percent. Excluding online investment, the Company's non-newsprint operating expenses decreased
5.5 percent.

    Taxes

    The company's tax expenses for the second quarter were negatively impacted by the New York State tax law change described above and non-cash expense accruals required under FIN-48, "Accounting for Uncertainty in Income Taxes."

    Debt and Interest

    The Company had $646.4 million of debt, net of cash balances, outstanding as of July 1, 2007, reflecting a decline of $79.9 million since December 31, 2006. The Company's capital expenditures in the second quarter were $6.6 million, including $1.5 million in online and $2.0 million for costs in connection with the new Michigan press and mailroom facility which we anticipate will be operational in August 2007.

    In July, the Company prepaid an additional $10.0 million on the Term A portion on the Company's credit agreement, making the next payment due in the fourth quarter of 2008. The Company's overall effective interest rate was 6.3 percent, an increase from last year's second quarter rate of 5.7 percent. The Company's after-tax cost of capital remains attractive at 3.7 percent.

    The Company's second quarter 2007 earnings conference call is scheduled for 10:00 a.m. Eastern Time today and will be accessible via a live Internet Webcast and a limited number of listen-only, dial-in conference lines. The live Webcast can be accessed through Journal Register Company's Web site, www.JournalRegister.com, and through CCBN's Individual Investor Center and CCBN's StreetEvents for institutional investors at www.streetevents.com. Please access the Webcast at least ten minutes prior to the start of the call to ensure adequate connection time. An archive of the Webcast will be available at www.JournalRegister.com for seven days following the call.

    About Journal Register Company

    Journal Register Company is a leading U.S. media company. Journal Register Company owns 22 daily newspapers and 346 non-daily publications. Journal Register Company currently operates 226 individual Web sites that are affiliated with the Company's daily newspapers, non-daily publications and its network of employment Web sites. These Web sites can be accessed at www.JournalRegister.com. All of the Company's operations are strategically clustered in six geographic areas: Greater Philadelphia; Michigan; Connecticut; Greater Cleveland; and the Capital-Saratoga and Mid-Hudson regions of New York. The Company owns JobsInTheUS, a network of 19 premier employment Web sites.

    Safe-Harbor

    This release contains forward-looking information about Journal Register Company that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, the extent or timing of cost savings, charges, the extent of employees impacted, and statements about the future performance, operations, products and services of the Company. These forward-looking statements involve a number of risks and uncertainties, which could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the success of the Company's acquisition strategy, dispositions, the ability of the Company to achieve cost reductions and integrate acquisitions, competitive pressures including competition from non-newspaper forms of media , general or regional economic conditions and advertising trends, the unavailability or a material increase in the price of newsprint and increases in interest rates, changes in performance that affect financial covenant compliance or funds available for borrowing, technological changes, the adoption of new accounting standards or changes in accounting standards. These and additional risk factors are outlined in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

    In this release, financial measures are presented both in accordance with United States generally accepted accounting principles ("GAAP") and also on a non-GAAP basis. All EBITDA, Free Cash Flow, Adjusted Net Income and Net Income excluding special items figures in this release are non-GAAP financial measures. EBITDA is defined as net income plus provision for income taxes, net interest expense, depreciation, amortization, and other non-cash, special or non-recurring charges. Free cash flow is defined as EBITDA minus capital expenditures, interest and cash income taxes. Adjusted Net Income excludes the special item that is described elsewhere in this release. EBITDA Margin is defined as EBITDA divided by total revenues. The Company believes that the use of certain non-GAAP financial measures enables the Company and its investors to evaluate and compare the Company's results from operations and cash resources generated from its business in a more meaningful and consistent manner and provides an analysis of operating results using the same measures used by the Company's chief operating decision makers to measure the performance of the Company. The emphasis on measures of cash flow is appropriate given the generally predictable cash flow generated by the Company's operations and the short period of time it takes to convert new orders to cash. Please see the financial summary below for information reconciling non-GAAP financial measures to comparable GAAP financial measures.

    Financial Summary follows.



                       Journal Register Company
             Condensed Consolidated Statements of Income
                             (Unaudited)
                 In thousands, except per share data

                                 Thirteen weeks     Twenty-six weeks
                                      Ended               Ended
                               ------------------- -------------------
                                July 1,  June 25,   July 1,  June 25,
                                  2007    2006(1)    2007     2006(1)
                               --------- --------- --------- ---------

Revenue
Advertising                    $ 92,659  $103,617  $179,012  $196,332
Circulation                      22,999    23,104    45,911    46,185
                               --------- --------- --------- ---------
Newspaper revenues              115,658   126,721   224,923   242,517
Commercial printing and other     5,028     5,115     9,888     9,611
                               --------- --------- --------- ---------
Total revenue                   120,686   131,836   234,811   252,128
                               --------- --------- --------- ---------
Operating Expenses
Salaries and employee benefits   46,910    54,021    94,783   104,947
Newsprint, ink and printing
 charges                         11,441    12,355    23,019    23,813
Selling, general and
 administrative                  18,848    19,066    38,228    37,841
Depreciation and amortization     4,784     4,482     9,371     8,825
Other                            16,609    17,184    32,908    33,479
                               --------- --------- --------- ---------
Total operating expenses         98,592   107,108   198,309   208,905
                               --------- --------- --------- ---------
Operating income                 22,094    24,728    36,502    43,223
Net interest expense and other   (9,937)  (10,397)  (20,993)  (21,321)
Write-off of debt issuance
 costs                                -         -         -    (5,662)
                               --------- --------- --------- ---------
Income from continuing
 operations before income taxes  12,157    14,331    15,509    16,240
Provision for income taxes        6,637     5,641     8,477     6,391
                               --------- --------- --------- ---------
Net income from continuing
 operations                       5,520     8,690     7,032     9,849
Income (Loss) from discontinued
 operations, net of taxes             -     1,088       (86)    1,694
Gain on sale of New England
 properties, net of taxes             -         -    27,660         -
                               --------- --------- --------- ---------
Net income                     $  5,520  $  9,778  $ 34,606  $ 11,543
                               ========= ========= ========= =========

Income per common share (basic)
Income from continuing
 operations                    $   0.14  $   0.22  $   0.18  $   0.25
Income (Loss) from discontinued
 operations, net of taxes             -      0.03         -      0.04
Gain on sale of New England
 properties, net of taxes             -         -      0.70         -
                               --------- --------- --------- ---------
Net income per common share
 (basic)                       $   0.14  $   0.25  $   0.88  $   0.29
                               ========= ========= ========= =========

Income per common share
 (diluted)
Income from continuing
 operations                    $   0.14  $   0.22  $   0.18  $   0.25
Income (Loss) from discontinued
 operations, net of taxes             -      0.03         -      0.04
Gain on sale of New England
 properties, net of taxes             -         -      0.70         -
                               --------- --------- --------- ---------
Net income per common share
 (diluted)                     $   0.14  $   0.25  $   0.88  $   0.29
                               ========= ========= ========= =========

Dividends per common share     $   0.02  $   0.02  $   0.04  $   0.04

Weighted Average shares
 outstanding
Basic                            39,140    39,497    39,134    39,837
Diluted                          39,291    39,530    39,231    39,860




                       Journal Register Company
             Condensed Consolidated Statements of Income
                             (Unaudited)
                 In thousands, except per share data

                                  Thirteen weeks    Twenty-six weeks
                                        Ended              Ended
                                 ------------------ ------------------
                                  July 1,  June 25, July 1,  June 25,
                                    2007   2006(1)    2007    2006(1)
                                 --------- -------- -------- ---------

Other Data:
Net income from continuing
 operations                      $  5,520    $8,690   $7,032 $  9,849
Add: Provision for income taxes     6,637     5,641    8,477    6,391
Add: Loss on write-off of debt
 issuance costs                         -         -        -    5,662
Add: Net interest expense and
 other                              9,937    10,397   20,993   21,321
                                 --------- -------- -------- ---------
Operating income                   22,094    24,728   36,502   43,223
Add: Depreciation and
 amortization                       4,784     4,482    9,371    8,825
Add: Special Items                      -     4,078        -    4,078
                                 --------- -------- -------- ---------
EBITDA                             26,878    33,288   45,873   56,126
EBITDA Margin                        22.3%    25.2%    19.5%     22.3%
Less: Capital expenditures         (6,630)  (6,860) (16,301)   (9,968)
Less: Cash interest expense and
 other                             (9,700) (10,159) (20,518)  (20,802)
Less: Cash income taxes (2)          (591)  (1,650)    (775)   (1,908)
                                 --------- -------- -------- ---------
Free Cash Flow from continuing
 operations                      $  9,957   $14,619   $8,279 $ 23,448
Net cash proceeds from sale of
 New England cluster operations         -         -   55,532        -
                                 --------- -------- -------- ---------
Adjusted Free Cash Flow          $  9,957   $14,619  $63,811 $ 23,448
                                 ========= ======== ======== =========

Free Cash Flow per diluted share $   0.25     $0.37    $0.21 $   0.59
Adjusted Free Cash Flow per
 diluted share                   $   0.25     $0.37    $1.63 $   0.59

Net income, as reported          $  5,520    $9,778  $34,606 $ 11,543
Plus: Special items (net of
 taxes)                               979     2,477      979    5,917
Less: Discontinued operations
 (net of taxes)                         -   (1,088) (27,574)   (1,694)
                                 --------- -------- -------- ---------
Adjusted net income (3)          $  6,499   $11,167   $8,011 $ 15,766
                                 ========= ======== ======== =========

Notes:
(1) 2006 has been revised to show discontinued operations. Revenues and operating income are from continuing operations.
(2) Cash income taxes represent the application of the Company's expected current year income tax liability rate to the income before provision for income taxes for each period presented, without regard to the actual timing of such payment, reduced by the benefit of the anticipated utilization of available net operating loss carry forwards.
(3) Adjusted net income excludes the net effects of the following special items: A $1.0 million charge for a New York State tax law change in the second quarter of 2007; a $5.7 million charge ($3.4 million net of tax effect) in the first quarter of 2006 related to the repricing of the Company's refinanced credit facility; and a $4.1 million charge ($2.5 million net of tax effect) in the second quarter of 2006 related to a non-compete/separation agreement.

    CONTACT: Journal Register Company
             Judy Brenna
             Director, Investor Relations
             215-504-4200